Exhibit 16

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

March 27, 2018

Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams

We have read Item 16F of Yandex N.V.s Form 20-F dated March 27, 2018, and have the following comments:

1.	We agree with the statements contained in the third and fourth paragraphs and the first two sentences of the fifth paragraph therein.
2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ ZAO Deloitte & Touche CIS

Moscow, Russia